EXHIBIT 10.2

CORE MOLDING TECHNOLOGIES, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

This Amended and Restated Executive Severance Agreement (“Agreement”) is made as of the 31h day of December, 2007 by and between Core Molding Technologies, Inc., a Delaware corporation, with its principal office at 800 Manor Park Drive, Columbus, Ohio 43228-0183 (the “Company”), and      , an individual, residing at      (the “Executive”).

W I T N E S S E T H

WHEREAS, in order to assure the Company of stability and continuity of senior management, the Company and the Executive entered into an Executive Severance Agreement as of May 17, 2006 (the “Prior Agreement”);

WHEREAS the Executive remains employed by the Company in the capacity of      and the Executive is one of the key executives of the Company; and

WHEREAS, the Company and the Executive now desire to amend and restate the Prior Agreement in order to ensure compliance with certain provisions of the Internal Revenue Code and to make certain other changes to the Prior Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	Term of This Agreement.

The Term of this Agreement shall commence on the date hereof and continue until December 31, 2008; provided, however, that commencing on January 1, 2009 and each January 1st thereafter, the above-referenced date and the Term of this Agreement shall automatically be extended for one additional year unless at least thirty days prior to such January 1st date, the Company or the Executive shall have given notice that it or he does not wish to extend this Agreement. The phrase “Term of this Agreement” shall refer to the period commencing on the date hereof and ending on December 31, 2008 (or any extension thereof pursuant to the preceding sentence).

Nothing contained in this Agreement shall prevent the Company at any time from terminating the Executive’s right and obligation to perform service for the Company or prevent the Company from removing the Executive from any position which the Executive holds in the Company, subject to the obligation of the Company to make payments and provide benefits if and to the extent required under this Agreement, which payments and benefits shall be full and complete liquidated damages, insofar as the obligations of the Company pursuant to this Agreement are concerned, for any such action taken by the Company. The Executive specifically acknowledges that, except for this Agreement, his employment by the Company is employment-at-will, subject to termination by the Executive, or by the Company, at any time with or without cause. The Executive acknowledges that such employment-at-will status cannot be modified except in a specific writing which has been authorized or ratified by the Company’s Board of Directors (the “Board”).

2.	Change in Control.

Notwithstanding the other provisions of this Agreement, no benefit shall be payable under this Agreement unless a Change in Control (as defined below) of the Company shall be deemed to have occurred and the Executive’s employment by the Company shall have been terminated (by the Executive or by the Company) within two (2) years thereafter. For purposes of this Agreement, a “Change in Control of the Company” shall be deemed to have occurred if any one of the following takes place:

(a) The Company is merged, consolidated or reorganized into or with another corporation, partnership, limited liability company, trust, or other legal person (collectively referred herein as a “Business Entity”), and immediately after such merger, consolidation, or reorganization less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such Business Entity immediately after such transaction are held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

(b) The Company sells all or substantially all of its assets to any other Business Entity, and less than fifty percent (50%) of the combined voting power of the then-outstanding securities of such Business Entity immediately after such sale are held in the aggregate by the holders of voting stock of the Company immediately prior to such sale;

(c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934 (“Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 50% or more of the voting stock of the Company;

(d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred ; or

(e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2(e), each director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

3.	Notice of Termination; Date of Termination.

(a) Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Furthermore, either the Executive or the Company may give a Notice of Termination to the other party for the purpose of terminating this Agreement, as such, without terminating the Executive’s Employment with the Company, which Notice of Termination shall have the effect of terminating this Agreement at the expiration of the Term of this Agreement as in effect on the date of giving such Notice of Termination.

(b) “Date of Termination” shall mean:

(i)	If the Agreement is terminated for Disability (as defined in Section 7 below), thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period),

(ii)	If the Executive terminates his employment voluntarily, the date specified in the Notice of Termination,

(iii)	The expiration or termination of the Term of this Agreement, and

(iv)	If the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.	Compensation After Change in Control.

Immediately after any Change in Control of the Company shall be deemed to have occurred, the Executive shall be entitled to receive for the remainder of the Term of this Agreement (as extended from time to time) an annual base salary (the “Base Salary”), payable in installments in accordance with the current practice of the Company, at an annual rate at least equal to the aggregate annual base salary payable to the Executive as of the date hereof. The Base Salary may be increased (but may not be decreased) at any time and from time to time by action of the Board of Directors of the Company, any committee thereof, or any individual having authority to take such action, in accordance with the Company’s regular practices, and, if so increased, such increased Base Salary shall thereafter be the Base Salary for the purposes of this Agreement. Any increase in the Base Salary shall not serve to limit or reduce any other obligation of the Company hereunder.

5.	Benefit Plans.

After a Change in Control of the Company shall be deemed to have occurred,

(a) The Company agrees to continue in effect any perquisite, benefit or compensation plan (including without limitation the Company’s annual cash profit sharing plan, long-term equity incentive plan, stock purchase plan, section 401(k) plan, dental plan, life insurance plan, health and accident plan, disability plan, or deferred compensation plan) in which the Executive currently participates (collectively referred to as the “Benefit Plans”); or to maintain plans providing substantially similar benefits, unless the continuation of any such plan (or similar plan) would not, in the good faith discretion of the Company, be an economically reasonable decision, taking into account all facts and circumstances;

(b) Other than as provided in paragraph (a), the Company agrees not to take any action that would adversely affect the Executive’s participation in, or materially reduce the benefits under, any of the Benefit Plans or deprive the Executive of any material fringe benefit currently enjoyed; and

(c) The Company agrees to provide the Executive with the number of paid vacation days to which he is entitled in accordance with the Company’s normal vacation policy in effect on the date hereof.

6.	Termination for Cause.

(a) The Company may terminate the Executive’s employment for Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate employment hereunder only (i) if termination shall have been the result of an act or acts of dishonesty by the Executive constituting a felony and resulting or intended to result directly or indirectly in substantial gain or personal enrichment to the Executive at the expense of the Company; or (ii) upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company. The Executive’s employment shall in no event be considered to have been terminated by the Company for Cause if such termination took place as the result of (i) bad judgment or negligence, or (ii) any act or omission without intent of gaining therefrom directly or indirectly a profit to which the Executive was not legally entitled, or (iii) any act or omission believed in good faith to have been in or not opposed to the interest of the Company, or (iv) any act or omission in respect of which a determination is made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-Laws of the Company or the laws of the State of Delaware, in each case as in effect at the time of such act or omission. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this paragraph and specifying the particulars thereof in detail.

(b) If the Executive’s employment shall be terminated for Cause, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

7.	Termination for Death or Disability.

(a) The Company may terminate this Agreement on account of the Executive’s death, or for “Disability” if the Executive is “Disabled.” For purposes of this Agreement, the Executive shall be considered Disabled only if, as a result of his incapacity due to physical or mental illness, he shall have been absent from his duties with the Company on a full-time basis for a period of one year and a physician selected by him is of the opinion that (i) he is suffering from total disability, as determined by the Executive’s physician and (ii) he will qualify for Social Security Disability Payment and (iii) within thirty (30) days after written notice of termination is given, he shall not have returned to the full-time performance of his duties.

(b) If the Company terminates this Agreement on account of the Executive’s death or because the Executive is Disabled, the Company shall pay the Executive (or his successors) his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

8.	Termination Following Retirement.

(a) This Agreement will terminate upon the Executive’s Retirement. For purposes of this Agreement, “Retirement” shall mean termination of the Executive’s employment with his consent in accordance with the Company’s retirement policy (including early retirement) generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Executive’s consent with respect to him.

(b) In the event this Agreement terminates following the Executive’s Retirement, the Company shall pay to the Executive all amounts that may be due and payable at his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to the Executive under this Agreement.

9.	Termination of Employment by the Executive for Good Reason.

(a) Upon the occurrence of a Change in Control, the Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” will exist if any one or more of the following occur:

(i)	Failure by the Company to honor any of its obligations under Sections 4, 5, or 11; or

(ii)	Any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3 above and, for purposes of this Agreement, no such purported termination shall be effective; or

(iii)	Failure to elect or reelect or otherwise to maintain the Executive to the office or the position (or a substantially equivalent office or position) in the Company that the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control; or

(iv)	An adverse change in the compensation or benefits of the Executive or in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change in Control, (including but not limited to assignment by the Company to the Executive of duties inconsistent with his or her current positions, duties, responsibilities, and status with the Company or a change of his or her compensation or benefits or his or her reporting responsibilities, titles, or offices currently in effect) without the prior written consent of the Executive, which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change; or

(v)	A determination by the Executive made in good faith that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to a change in control, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination; or

(vi)	The Company shall relocate its principal executive offices, or require the Executive to have his principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Change in Control or to travel away from his office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change in Control without, in either case, his prior written consent.

10.	Compensation Upon Certain Terminations.

(a) If, within the two-year period subsequent to a Change in Control, (A) the Company shall terminate the Executive’s employment other than pursuant to Sections 6 or 7 hereof, or (B) the Executive shall terminate his employment for Good Reason pursuant to Section 9 hereof, then the Company shall pay to the Executive in a lump sum on the fifth business day following the Date of Termination, the following amounts:

(i)	The Executive’s Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

(ii)	In lieu of any further salary payments for periods subsequent to the Date of Termination, an amount equal to 2.99 times the sum of (A) the average of the Executive’s Base Salary as reported on the Executive’s W-2 form for the five (5) calendar years prior to the year in which such termination occurs, or, in the event the Executive has been employed by the Company for less than five (5) calendar years, an average based upon such lesser number of calendar years for which the executive has actually been employed, and (B) the average of the cash bonuses earned by the Executive as reported on the Executive’s W-2 form for the five (5) calendar years prior to the year in which such termination occurs, provided that the sum of clauses (A) and (B) of this Section 10(a)(ii) (plus any parachute payments (as defined in Section 280G of the Internal Revenue Code (the “Code”)) attributable to the accelerated vesting provided for in Section 10(b), or otherwise provided for the benefit of Executive pursuant to this or any other agreement, plan, or arrangement) shall not exceed 2.99 times the “Base Amount” as defined in Section 280G(b)(3) of the Code.

(b) If, within the two-year period subsequent to a Change in Control of the Company, (i) the Company shall terminate the Executive’s employment other than pursuant to Sections 6 or 7 hereof or (ii) the Executive shall terminate his employment for Good Reason pursuant to Section 9 hereof, all unvested stock options, stock appreciation rights, and restricted stock awards shall immediately vest in full.

(c) Notwithstanding anything in this Agreement to the contrary, if (i) Executive is a “specified employee,” within the meaning of Section 409A of the Code and the regulations thereunder, and (ii) Executive is subject to the provisions of Section 409A(a)(2)(B) of the Code (or any comparable successor provision) at the time the Company terminates Executive’s employment, the payment made to Executive pursuant to Section 10(a)(ii) hereof (plus any other payments of “deferred compensation,” as defined in Section 409A of the Code, made to Executive pursuant to this Agreement in the six-month period following his termination of employment) shall not exceed the amount set forth in Treasury Regulation section 1.409A-1(b)(9)(iii)(A). Any payment that would otherwise have been paid to Executive during such six-month period under the terms of this Agreement, and that is not paid as a result of the preceding sentence, shall be paid to Executive on the first day of the seventh month following his termination of employment. Furthermore, if the conditions set forth in clauses (i) and (ii) of the first sentence of this section 10(c) are met, no payments pursuant to Section 10(a)(ii) hereof (or any other payments of deferred compensation as defined in Section 409A of the Code) may be paid to Executive unless his termination of employment qualifies as a “separation from service” as such term is defined for purposes of Section 409A of the Code.

(d) Notwithstanding anything in this Agreement to the contrary, if (i) Executive terminates his employment for Good Reason, (ii) Executive is a “specified employee,” within the meaning of Section 409A of the Code and the regulations thereunder, and (iii) Executive is subject to the provisions of Section 409A(a)(2)(B) of the Code (or any comparable successor provision) at the time he terminates employment, the payment made to Executive pursuant to Section 10(a)(ii) hereof (plus any other payments of “deferred compensation”, as defined in Section 409A of the Code, made to Executive pursuant to this Agreement in the six-month period following his termination of employment) shall not be paid to Executive on the fifth business day following the Date of Termination but instead will be paid to Executive on the first day of the seventh month following his termination of employment. Furthermore, if the conditions set forth in clauses (i), (ii), and (iii) of the preceding sentence are met, no payments pursuant to Section 10(a)(ii) hereof (or any other payments of deferred compensation as defined in Section 409A of the Code) may be paid to Executive unless his termination of employment qualifies as a “separation from service” as such term is defined for purposes of Section 409A of the Code.

11.	Successors, Binding Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as would apply if the Executive terminated his employment within the two-year period following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there be no such designee, to his estate.

12.	Notice.

Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth in the introductory paragraph of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.	Miscellaneous.

No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

14.	Validity.

The invalidity or uneforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Columbus, Ohio in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the Company. Notwithstanding the pendency of any dispute or controversy concerning termination or the effects thereof, the Company will continue to pay the Executive his full compensation in effect immediately before any Notice of Termination giving rise to the dispute was given and continue him as a participant in all compensation, benefit and insurance plans in which he was then participating, until the dispute is finally resolved. Amounts paid under this paragraph are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

17.	Tax Matters – Optional Right of Partial Disclaimer.

It is recognized that under certain circumstances:

(a) Payments or benefits provided to the Executive under this Agreement might give rise to an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, or any successor provision thereof.

(b) It might be beneficial to the Executive to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom.

(c) Under such circumstances it would not be to the disadvantage of the Company to permit the Executive to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom.

Accordingly, the Executive may, at the Executive’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Agreement which would constitute “excess parachute payments,” and it shall be the Executive’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Executive exercises such option, so as to avoid “excess parachute payments.”

18.	Withholding of Taxes.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

19.	Legal Fees and Expenses.

It is the intent of the Company that the Executive not be required to incur the legal expenses associated with (i) the interpretation of any provision in, or obtaining of any right or benefit under, this Agreement or (ii) the enforcement of his rights under this Agreement by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the interpretation or enforcement of this Agreement, including the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive under this Section 19.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CORE MOLDING TECHNOLOGIES, INC.

By:
Name:
Title:

[     ]